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TIAA Holds Management Update Meeting

CREF Participant Meeting adjourned until July 20 to solicit additional proxy votes

NEW YORK July 17, 2018 – TIAA, a leading financial services provider, announced today that it would adjourn the College Retirement Equities Fund (CREF) participant meeting until July 20 at 1 pm ET in order to solicit additional proxy votes. The purpose of the CREF participant meeting is to elect nine individuals to serve as Trustees for four-year terms.

CREF participants can vote in any one of four ways:

1.	By logging on to the Internet site shown on the proxy card and following the on-screen instructions;
2.	By marking, signing and mailing the proxy card in the envelope provided;
3.	By calling the toll-free telephone number shown on the proxy card and following the recorded instructions; or
4.	By voting in person at the newly designated meeting at the CREF’s offices at 8500 Andrew Carnegie Blvd., Charlotte, on July 20 at 1 pm ET. A proxy agent will be on-site to register votes.

Although the election of Trustees has been adjourned until July 20, Roger W. Ferguson, Jr., president and chief executive officer of TIAA, still met with individuals who attended today’s meeting where he gave a management update on the organization’s achievements and progress on serving its customers.

“This is a historic year for TIAA, as we celebrate the 100th anniversary of our founding – and the 66th anniversary of the creation of CREF,” said Roger Ferguson. “We’ve been growing, innovating, and diversifying to help ensure that TIAA has the strength and stability to meet our commitments to customers for generations to come. We’re proud of the progress we’ve made and look forward to continuing our mission of helping people achieve lifelong financial well-being.”

During the meeting, Ferguson outlined a number of achievements, including:

•	Maintaining TIAA’s strong financial position – TIAA ended 2017 with $1 trillion in assets under management. As of June 30, they were just over $1 trillion. Our capital reserves have also grown exponentially – from $36 billion in 2013 to $42 billion as of the end of 2017. This measure of the company’s financial strength is critically important because it underscores its ability to fulfill the promises made to provide clients with lifetime income. Additionally, we continued to receive the highest possible ratings from three of the four leading insurance company rating agencies – one of just three U.S. insurance companies to gain this recognition[i].

•	Continuing to strengthen its retirement business – In 2017, TIAA progressed toward its long-term strategic goals, growing and diversifying its business while helping customers achieve financial well-being. The company modernized its platforms and products and expanded services to include commercial lending, retiree healthcare savings, endowment management, and planned giving. TIAA also paid nearly $5 billion to retired participants in 2017, including more than 32,000 annuitants over the age of 90.

•	Meeting the evolving needs of clients – TIAA’s mission has always been to help get people safely to and through retirement, helping them navigate their financial needs along the way. The company continued to act on this mission through the acquisition of EverBank, a nationwide consumer and commercial bank. The integration of EverBank – now TIAA Bank – enables TIAA to offer a full suite of banking, lending, and investing products and services. These offerings, in addition to those provided by TIAA’s asset management firm, Nuveen, have further expanded the company’s ability to deliver customized, outcome-driven solutions.

•	Expanding advice services – The Company has expanded resources available to clients, including TIAA’s new robo-advisory tool – TIAA Personal Portfolio – and a refined IRA offering, enhancing the customer experience.

•	Celebrating 100 Years – In celebration of the company’s Centennial, Roger Ferguson provided an update on the variety of activities that TIAA has planned throughout the year to honor the company’s participants who work to make the world a better place.

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About TIAA

TIAA (www.tiaa.org) is a unique financial partner. With an award-winningii track record for consistent investment performance, TIAA (TIAA.org) is the leading provider of financial services in the academic, research, medical, cultural and government fields. TIAA has nearly $1 trillion in assets under management (as of 3/31/2018iii) and offers a wide range of financial solutions, including investing, banking, advice and education, and retirement services.

TIAA Personal Portfolio services are offered through Advice & Planning Services, a division of TIAA-CREF Individual & Institutional Services, LLC, a registered investment adviser. TIAA Brokerage, a division of TIAA-CREF Individual & Institutional Services, LLC, member FINRA and SIPC, distributes securities. Brokerage accounts are carried by Pershing, LLC, a subsidiary of the Bank of New York Company, Inc. member FINRA, NYSE, SIPC.

Guarantees are subject to the claims paying ability of the issuing company. Payments from variable annuities will rise or fall based on investment performance.

Investment, insurance and annuity products are not FDIC insured, are not bank guaranteed, are not deposits, are not insured by any federal government agency, are not a condition to any banking service or activity, and may lose value.

Deposit and lending products and services are provided by TIAA Bank®, a division of TIAA, FSB. Member FDIC. Equal Housing Lender.

TIAA-CREF Individual & Institutional Services, LLC, Teachers Personal Investors Services, Inc., and Nuveen Securities, LLC, Members FINRA and SIPC, distribute securities products.

© 2018 Teachers Insurance and Annuity Association of America-College Retirement Equities Fund,

730 Third Avenue, New York, NY 10017

547578

i For its stability, claims-paying ability and overall financial strength, TIAA-CREF Life Insurance Company is a member of one of only three insurance groups in the United States to hold the highest rating available to U.S. insurers from three of the four leading independent insurance company rating agencies. TIAA-CREF Life Insurance Company (TIAA Life) is a wholly owned subsidiary of Teachers Insurance and Annuity Association of America (TIAA). TIAA Life holds the following ratings as a result of its relationship with TIAA: A.M. Best (A++ as of 6/18), Fitch (AAA as of 6/18), and Standard & Poor’s (AA+ as of 8/17), and the second highest possible rating from Moody’s Investors Service (Aa1 as of 2/18). There is no guarantee that current ratings will be maintained. The financial strength ratings represent a company’s ability to meet policyholders’ obligations and claims and do not apply to variable annuities or any other product or service not fully backed by TIAA Life’s claims-paying ability. The ratings also do not apply to the safety or the performance of the variable accounts, which will fluctuate in value.

ii The Lipper Large Fund Award is given to the group with the lowest average decile ranking of three years’ Consistent Return for eligible funds over the three-year period ended 11/30/12 (36 fund companies), 11/30/13 (48), 11/30/14 (48), 11/30/15 (37), 11/30/16 (34) and 11/30/17 (34) with at least five equity, five bond, or three mixed-asset portfolios. Note this award pertains to mutual funds within the TIAA-CREF group of mutual funds; other funds distributed by Nuveen Securities were not included. From Thomson Reuters Lipper Awards, © 2018 Thomson Reuters. All rights reserved. Used by permission and protected by the Copyright Laws of the United States. The printing, copying, redistribution, or retransmission of this Content without express written permission is prohibited. Past performance does not guarantee future results. Certain funds have fee waivers in effect. Without such waivers ratings could be lower. For current performance, rankings and prospectuses, please visit the Research and Performance section on TIAA.org. Securities offered through Nuveen, LLC, and TIAA-CREF Individual & Institutional Services, LLC, members FINRA and SIPC.

iii Based on $999 billion of assets under management across Nuveen Investments affiliates and TIAA investment management teams as of 3/31/18.